Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference of our report dated January 13, 2006, with respect to the consolidated financial statements of Mid-Wisconsin Financial Services, Inc. which report is included in its Annual Report on Form 10-K for the year ended December 31, 2005, in the Registration Statement on Form S-3 being filed by Mid-Wisconsin Financial Services, Inc., and to the references in that registration statement to our firm as experts in connection therewith.

WIPFLI, LLP

Wipfli, LLP

Madison, Wisconsin

October 26, 2006